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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Outperformance Notes Due November 2008
(Linked to the DAX® Index and the S&P/TSX 60 Index)
Final Term Sheet

Additional Principal Amount:	USD 5,750,000
Pricing Date:	November 16, 2006
Issue Date:	November 21, 2006
Long Index:	DAX® Index
Short Index:	S&P/TSX 60 Index
Maturity Date:	November 21, 2008, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Determination Date	November 7, 2008 subject to the effect of Market Disruption Events
Initial Issue Price:	98.78% of Additional Principal Amount
Underwriting commission:	0.25% of Additional Principal Amount
Proceeds to Issuer:	98.53% of Additional Principal Amount
Initial Long Index Level:	6352.747
Initial Short Index Level:	711.123
Redemption Amount at Maturity:	On the Maturity Date, we will pay in respect of each note an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:
•
If the Long Index Performance is equal to or greater than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% plus the Outperformance.
• If the Long Index Performance is less than the Short Index Performance, the Redemption Amount will be a percentage of the principal amount of your note equal to 100% minus the lesser of:
(a) the Underperformance; and

(b) 100%.
CUSIP:	002546729

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)